EXHIBIT 10.1

CRT PROPERTIES, INC.

SENIOR MANAGEMENT COMPENSATION PLAN

     The provisions of the CRT Properties, Inc. Senior Management Compensation Plan (the “Plan”) apply to senior officers of CRT Properties, Inc. (the “Company”) selected to participate in the Plan by the Company’s Chief Executive Officer (the “CEO”) and approved by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Plan is effective January 1, 2005.

     The Plan is administered by the Committee and consists of four segments: (1) an annual cash salary, (2) annual incentive compensation in the form of cash bonuses, (3) restricted stock awards with vesting 50% based on the passage of time and vesting 50% based on the Company achieving financial hurdles based on total return to shareholders over a five-year period and (4) an outperformance award payable in the form of restricted stock, with amounts dependent on the Company achieving superior performance in shareholder value created over a three-year period, and with service-based vesting over the following two years after any awards are made. All determinations as to bonuses and awards are made by the Committee, subject to ratification by the Company’s Board of Directors (the “Board”).

     1. Annual Cash Salary. The base salary for each executive selected to participate in the Plan (a “Participant”) is generally determined by the Committee prior to the beginning of each year, with the base salary so determined to be made effective January 1 of that year. The amount of the base salary for each Participant is based on recommendations of the CEO (with the exception of his own salary). The Committee also considers the salaries of individuals who perform comparable responsibilities for the members of a peer group (currently consisting of public office suburban REITs), individual performance, etc.

     2. Annual Cash Bonus. An annual cash bonus is determined by the Committee based partly on Company performance and partly on individual performance in meeting the objectives and goals for the Participant’s position. Individual performance may be based on achieving the objectives of the relevant business unit, meeting budgets, individual skills in working with other members of management, special project performance, professional growth, etc. Company performance may be based on funds from operation (“FFO”), cash available for distribution (“CAD”), net operating income, acquisition growth and other similar financial criteria. The allocation of the bonus opportunity between corporate and individual performance for each officer would be determined each year. The specific financial hurdles would be adjusted, as necessary, by the Committee to reflect subsequent stock splits, extraordinary dividends, offerings of common shares, acquisitions, changes in accounting rules, etc. The individual performance target would be adjusted for job changes.

     Provided that specified levels of performance against specified criteria are satisfied, Participants who remain employed through year-end (except as otherwise provided in a Participant’s participation letter or employment agreement) earn aggregate bonuses (based on a percentage of their salary for the year for which the award is made) for varying levels of performance, as follows:

	Levels of Performance
Executive	Threshold	Target	High
Thomas Crocker	35%	65%	100%
Thomas Brockwell	30%	60%	100%
William Wedge	30%	60%	90%
Christopher Becker	30%	60%	90%
Mark Cypert	30%	60%	90%
Angelo Bianco	30%	50%	85%
Todd Amara	30%	50%	85%

     Performance levels are linear ranging from Threshold through Target to High, not steps.

     Achievement of the corporate performance objectives is measured against targets approved annually by the Committee. The performance targets used to determine achievement of individual performance objectives are determined by the Committee, in consultation with the CEO, on an annual basis. A letter designating the corporate and individual performance targets will be provided to each Participant no later than January 31 of each year.

     Bonuses are paid in cash, based on financial statements and other data for the year being measured, and are paid 80% within thirty days of completion by the Company of its unaudited financial statements for the year to which the bonus relates, with all remaining amounts paid immediately after computations are completed based on the audited financial statements for the Company to confirm the unaudited calculations. In any event, bonuses shall be paid out in full no later than 75 days after the end of the Company’s fiscal year.

     3. Restricted Stock Plan. The Restricted Stock Plan (“RSP”) is an integral part of the Plan and is effective as of January 1, 2005. The 2005 awards under the RSP are set forth on Exhibit A.

     The RSP is designed to increase stock ownership by senior management and to reward senior management for sustained, superior performance by the Company measured over five-year periods (each individual year in any such five-year period being a “vesting year”). The grant of restricted stock awards, if any, would be determined at the sole discretion of the Committee. The restricted stock award would vest 50% based on time and 50% based on Company performance over a five-year period. With respect to the time-based portion, as long as a Participant remains employed by the Company at the end of the vesting year in question (and except as otherwise provided in an applicable employment agreement), vesting would occur in five equal installments (20% per vesting year).

     Participants would vest in all or a portion of the other 50% of their restricted stock award over a five-year period based on achievement, for the performance period in question, of total shareholder return (“Company TSR”) per share of the Company’s common stock (assuming contemporaneous reinvestment, in shares, of all dividends and other distributions in respect of shares) that is equal to or greater than either (a) an average annually-compounded percentage return per share set forth on Exhibit A for the same performance period or (b) the percentage return of the “Morgan Stanley TSR” set forth on Exhibit A for the same performance period (the lower of (a) and (b) being the “Target TSR” for that performance period). For purposes of this Plan, “Morgan Stanley TSR” shall mean the weighted average total percentage return per share achieved by common shares of Office Suburban REITs that are included throughout the performance period as reported in Morgan Stanley’s Weekly Supplement on Real Estate Investment Trusts, and again assuming contemporaneous reinvestment, in REIT shares, of all dividends and other distributions. Company TSR shall be determined in the same manner as the Morgan Stanley TSR. In the event that Morgan Stanley TSR is no longer reported, the Committee and management will endeavor to select an appropriate replacement.

     Company TSR and Morgan Stanley TSR shall be measured following the end of each vesting year for both (A) the performance period that begins on January 1 of that year and ends on December 31 of that year and (B) the performance period that begins on January 1 of the original award year and ends on December 31 of the vesting year in question (the “Aggregate Performance Period”). If Company TSR for a vesting year is equal to or greater than the Target TSR for that vesting year, then each Participant shall vest in the corresponding performance-vesting portion of any restricted stock award. If the Company TSR for an Aggregate Performance Period is equal to or greater than the Target TSR for that Aggregate Performance Period, then each Participant shall vest in the performance-vesting portion of any restricted stock award that corresponds to any portion of the entire Aggregate Performance Period (i.e., both the vesting year in question and all previous vesting years for which the performance vesting portion of such award did not vest).

     Cash dividends will be paid to the Participants on all outstanding restricted stock awards, including any unvested portion. Any non-cash dividends or distributions will be subject to the same vesting provisions as the shares of restricted stock to which they relate.

     As a condition of grant, each Participant must agree that, during his or her employment, such Participant will not sell any Company shares acquired via awards under this Plan or its predecessor (other than (y) sales to satisfy for tax liabilities incurred in connection with equity awards under this Plan or its predecessor; (x) sales in connection with the sale, merger or consolidation of the Company; or (z) sales approved by the Committee or the Board) if, immediately following such sale, the total value (based on the reported closing price per share of

Company common stock on the last day before the date of sale) of Company shares then “beneficially owned” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by such Participant would be less than the minimum holding requirements set forth below, based on multiples of his or her prior year’s annual salary as indicated below:

Minimum Value of Shares To Be Held = Multiple Times
Prior Year’s Annual Base Salary
Individual	Multiple of Salary
Thomas Crocker	5.0
Thomas Brockwell	3.5
William Wedge	2.5
Christopher Becker	2.5
Mark Cypert	2.5
Angelo Bianco	1.5
Todd Amana	1.5

     4. Outperformance Plan. The Outperformance Plan (“OPP”) is an integral part of the Plan and is effective January 1, 2005. The purpose of the OPP is to encourage management to “outperform” and to create shareholder value in excess of industry expectations in a “pay for performance” structure. In the event the Company’s performance for the performance period beginning January 1, 2005 and ending December 31, 2007 (the “Measurement Period”) generates an Outperformance Amount (as defined below), the Committee will establish a performance pool in early 2008. The size of the performance pool shall be determined by multiplying 5% times the Outperformance Amount, but in no event shall the size of the performance pool exceed $15 million.

     “Outperformance Amount” shall mean the amount by which the “Company Ending Value” exceeds the greater of (a) “Morgan Stanley REIT Ending Value” and (b) the “Company Minimum Return Value”.

     “Company Ending Value” shall mean an amount equal to the sum of (a) the aggregate market value of the Company’s outstanding common stock as of December 31, 2007 plus (b) a hypothetical amount equal to the market value as of December 31, 2007 of the additional shares that would have been outstanding if all dividends and other distributions in respect of the Company’s common stock made during the Measurement Period had been contemporaneously reinvested in newly issued shares of the Company’s common stock. The market value as of December 31, 2007 shall be based on the average closing market price of the Company’s common stock for the ten consecutive trading days immediately prior to January 1, 2008.

     “Morgan Stanley REIT Ending Value” shall mean an amount equal to the aggregate value that would have resulted if a sum equal to the aggregate market value of the Company’s outstanding common stock as of December 31, 2004, based on the average closing market price of the Company’s common stock for the ten consecutive trading days immediately prior to January 1, 2005 (“Company Beginning Value”), had earned the percentage return set forth on Exhibit B of the Morgan Stanley TSR for the Measurement Period. Since the Morgan Stanley TSR is not indexed, the Morgan Stanley TSR compounded return for the Measurement Period will be created by taking the Company Beginning Value and applying the Morgan Stanley TSR monthly return, as reported in Morgan Stanley’s Weekly Supplement on Real Estate Investment Trusts, for each month through December 31, 2007. For any subsequent issuances of common stock by the Company (other than pursuant to option exercises or purchases through the Company’s Stock Investment Plan), the same methodology will be used, and the monthly return of the Morgan Stanley TSR will be applied to the value of the shares issued by the Company beginning with the month the additional common stock shares are issued.

     “Company Minimum Return Value” shall mean an amount representing (a) an annually-compounded return set forth on Exhibit B, through the end of the Measurement Period, on the Company Beginning Value, plus (b) an annually-compounded return set forth on Exhibit B, through the end of the Measurement Period on any proceeds received in respect of issuance of new shares of Company common stock (other than pursuant to option exercises or purchases through the Company’s Stock Investment Plan) from the time the proceeds were received by the Company through the end of the Measurement Period.

     The allocation of the performance pool will be made pursuant to the percentages set forth in Exhibit B, but only to Participants employed on December 31, 2007 (except as otherwise provided in a Participant’s employment agreement). Awards (if any) will be made in early 2008 in the form of restricted stock, with the stock vesting 50% upon issuance, 25% on December 31, 2008, and 25% on December 31, 2009. Cash dividends will be paid to the Participants on all outstanding restricted stock awards, including any unvested portion. Any non-cash dividends or distributions will be subject to the same vesting provisions as the shares of restricted stock to which they relate. An illustrative calculation of the determination of the performance pool is included as Exhibit C.

     5. Change in Control. Except as otherwise provided in a participation letter (or employment agreement), in the event that a Change in Control (as defined below) occurs while a Participant is employed by the Company, the Participant shall be entitled to the following with respect to his or her equity awards and OPP under this Plan: (i) any restricted stock that vests based on continued employment and had not previously vested shall vest as of the date of such Change in Control; (ii) with respect to any shares that vest based on performance and had not previously vested, if a pertinent performance period has not ended on or prior to the date of such Change in Control (including, for this purpose, the full five-year performance period under Section 3), the number of shares earned by the Participant shall be determined as of such date as if that performance period had ended on such date (with performance accordingly measured against pro rated target returns for the shortened performance period rather than the full target returns for the originally scheduled performance period), and any shares earned shall vest as of such date, without proration; (iii) with respect to the OPP, if such Change in Control occurs on or prior to the date that awards are made in respect of the OPP in early 2008, the size of the OPP performance pool shall be determined using a Measurement Period that ends on the earlier of (x) December 31, 2007 and (y) the date of such Change in Control, and any OPP awards shall be made as promptly as reasonably practicable thereafter, in the form of fully vested shares or cash; and (iv) except to the extent otherwise provided in an applicable deferral election of the Participant, any shares that vest pursuant to this paragraph shall pay out promptly after vesting. With respect to the OPP, the market value of the Company’s outstanding common stock shall be based on the average closing market price of the Company’s common stock for the ten consecutive trading days immediately prior to the date of the Change in Control.

     “Change in Control” shall mean the occurrence of any of the following events: (i) the Company ceases to be a publicly owned corporation having at least 500 stockholders; (ii) there occurs any event or series of events that would be required to be reported as a change of control in response to item 1(a) on a Form 8-K filed by the Company under the Securities Act of 1933 or in any other filing by the Company with the Securities and Exchange Commission unless the person, as that term is defined or used in Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934 (for purposes of this definition, “Person”), acquiring control is an affiliate of the Company as of the date the stockholders of the Company approved the CRT Properties, Inc. 1998 Equity and Cash Incentive Plan; (iii) the Company executes an agreement of acquisition, merger, or consolidation which contemplates that after the effective date provided for in the agreement all or substantially all of the business and/or assets of the Company will be controlled by another Person; provided, however, for purposes of this subparagraph (iii) that if such an agreement requires as a condition precedent approval by the Company’s shareholders of the agreement or transaction, a Change in Control shall not be deemed to have taken place unless and until such approval is secured and if the voting shareholders of such other Person shall, immediately after such effective date, be substantially the same as the voting shareholders of the Company immediately prior to such effective date, the execution of such agreement shall not, by itself, constitute a Change in Control; (iv) any Person (other than the Company, a majority-owned subsidiary of the Company, an employee benefit plan maintained by the Company or a majority-owned subsidiary of the Company) becomes the beneficial owner, directly or indirectly (either as a result of the acquisition of securities or as the result of an arrangement or understanding, including the holding of proxies, with or among security holders), of securities of the Company representing 25% or more of the votes that could then be cast in an election for members of the Board unless within 15 days of being advised that such ownership level has been reached, the Board adopts a resolution approving the acquisition of that level of securities ownership by such Person; (v) during any period of twenty-four (24) consecutive months, commencing after the date the Company’s shareholders approved the CRT Properties, Inc. 1998 Equity and Cash Incentive Plan, individuals who at the beginning of such twenty-four (24) month period were directors of the Company shall cease to constitute at least a majority of the Board, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of (i) the directors then in office who were directors at the beginning of the twenty-four (24) month period or (ii) the directors specified in clause (i) above plus directors whose election has been so approved by directors specified in clause (i) above, or (vi) (x) the Company combines with another entity and is the surviving entity, or (y) all or substantially all of the assets or business of the Company are disposed of pursuant to a sale, merger, consolidation, liquidation, dissolution or other transaction or series of transactions (any event described in clause (x) or (y) being a “Triggering Event”), unless the holders of Voting Securities of the Company immediately prior to such Triggering Event own, directly or indirectly, by reason of their ownership of Voting Securities of the Company immediately prior to such Triggering Event, at least a majority of the issued and outstanding securities of any class or classes having general voting power, under ordinary circumstances in the absence of contingencies, to elect the members of the Board (“Voting Securities”) (measured both by number of Voting Securities and by voting power and excluding all Voting Securities owned by all new equity investors that invest in the Company simultaneously with the occurrence of the Triggering Event) of (q) in the case of a combination in which the Company is the surviving entity, the surviving entity and (r) in any other case, the entity (if any) that succeeds to all or substantially all of the Company’s business and assets.

6. Amendment and Termination. The Committee reserved the right to amend and terminate the Plan at any time; provided, however, that no such amendment or termination shall adversely affect a Participant’s rights with respect to existing awards without the Participant’s consent. Upon the occurrence of any change in control, going private transaction, issuance of convertible debt, any new class of stock, or the like, or other transaction or event that renders the making of adjustment(s) appropriate, the Committee shall make appropriate adjustment(s) in the Plan, such that the value and economic opportunity represented by the OPP, or by any outstanding award, is neither materially increased, nor materially decreased.